Exhibit 35.2

May 16, 2008

American Honda Finance Corporation

20800 Madrona Ave.

Torrance, California 90503

Attention: Nancy Lee Beckman

Re: Assessment of compliance for services provided pursuant to the Title Administration Agreement dated as of February 5, 2002 between triVIN, Inc. (triVIN) for services provided by its wholly owned subsidiary, FDI Computer Consulting, Inc., dba FDI Collateral Management (the Company), and American Honda Finance Corporation (AFHC).

a)

A review of the Company’s activities and performance under the Title Administration Agreement dated as of February 5, 2002 between triVIN and AFHC during the period commencing April 1, 2007 through and including March 31, 2008 has been conducted under my supervision, and;

b)

To the best of my knowledge, based upon such review, the Company has fulfilled its obligations under the Title Administration Agreement dated as of February 5, 2002 between triVIN and AFHC in all material respects throughout the period commencing April 1, 2007 through and including March 31, 2008.

Signed as of May 16, 2008

FDI COMPUTER CONSULTING INC.,
DBA FDI COLLATERAL MANAGEMENT
By

Name: Christopher Hodge
Title: President

cc: Paul C. Honda, Assistant Vice President, American Honda Finance Corporation